UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	October 6, 2014

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000 San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 6, 2014, RF Industries, Ltd. (“we,” “us,” “our” or the “Company”) announced that the Company has hired Johnny Walker to be the Company’s new President, effective as of October 6, 2014.

Under an Employment Agreement that we have entered into with Mr. Walker (“Employment Agreement”), we agreed to pay Mr. Walker an annual salary of $250,000. As our President, Mr. Walker is also entitled to a year-end incentive bonus targeted at 50% of his base salary. Effective as of October 6, 2014 (the date of Mr. Walker’s employment), we granted Mr. Walker a stock option to purchase 100,000 shares of our common stock (the “Option”), which Option will have an exercise price equal to the closing price of such stock on that date. Provided that he is still employed with us on the following dates, the Option will vest as follows: (i) 10,000 shares shall be vest as of the effective date of the Employment Agreement, and (ii) 10,000 shares shall vest on each of the next nine anniversaries of the effective date of the Employment Agreement.

Either party can terminate the Employment Agreement at any time, provided, however, that if we terminate Mr. Walker’s employment without cause (as defined in the Employment Agreement), the Company is obligated to pay Mr. Walker an amount equal to the salary that would have been paid during the balance of the term. The Employment Agreement expires on December 31, 2015. If, within six months immediately preceding a Change in Control (as defined in the Employment Agreement), Mr. Walker’s employment is terminated by us for any reason other than cause, then Mr. Walker will receive a cash payment in an amount equal to 12 month’s salary (based on Mr. Walker’s base salary at the time of such termination), plus payments for all accrued and unused vacation time.

Mr. Walker has extensive experience in the communications and wireless industries. Most recently, from 1999 to 2014, he served as the Chief Executive Officer and Chief Financial Officer of Hutton Communications, a major distributor of commercial wireless communications and related equipment. Hutton Communications has been one of the Company’s distributors for over 20 years. From 1993 to 1998, Mr. Walker was the Chief Financial Officer and Chief Operating Officer at River Oaks Furniture. From 1990 to 1993, he was the CEO of Profit Partners International, a court appointed receiver for the rehabilitation and liquidation of troubled Savings and Loans institutions in the State of Texas. From 1984 to 1990, Mr. Walker was the Chief Financial Officer and Chief Operating Officer of Tony Lama. From 1979 to 1983, Mr. Walker was a partner-in-charge of the Haskins & Sells (now Deloitte & Touche) offices in St. Louis, Missouri. Previously, Mr. Walker was a Partner of Haskins & Sells in Dallas, Texas from 1970 to 1979.

Mr. Walker is a CPA and studied Accounting and Finance at Texas Tech University. He received a Bachelor of Business Administration Degree in Accounting from Texas A&M Commerce and a Masters of Business and Science degree from Texas Tech University.

Item 8.01	Other Events

On October 6, 2014, the Company issued a press release announcing Mr. Walker’s appointment. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective October 13, 2014 (or sooner), by and among RF Industries, Ltd. and Johnny Walker.

99.1	Press Release issued by the Company on October 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 6, 2014	By:	/s/ Howard Hill
Howard Hill Chief Executive Officer